                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14(a)-11(c) or Rule 14a-12

                    SECURITY CAPITAL ATLANTIC INCORPORATED
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
            N/A
     -----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
            N/A
     -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            N/A
     -----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
            N/A
     -----------------------------------------------------------------------

     (5)  Total fee paid:
            N/A
     -----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
            N/A
     -----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:
            N/A
     -----------------------------------------------------------------------

     (3)  Filing party:
            N/A
     -----------------------------------------------------------------------

     (4)  Date filed:
            N/A
     -----------------------------------------------------------------------

Notes:

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              SIX PIEDMONT CENTER
                            ATLANTA, GEORGIA 30305

                               ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 28, 1998

To the shareholders:

  The 1998 annual meeting of shareholders of Security Capital Atlantic Incorporated ("ATLANTIC") will be held on Thursday, May 28, 1998, at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, at 10:00 a.m. (Eastern time) for the following purposes:

    1. To elect two Class I Directors to serve until the annual meeting of shareholders in the year 2001 and until their successors are duly elected and qualify; and

    2. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

  Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

  Shareholders of record at the close of business on April 16, 1998 are entitled to notice of, and to vote at, the meeting.

  Please help ATLANTIC by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your proxy.

                                          Jeffrey A. Klopf
                                          Secretary

April 27, 1998

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              SIX PIEDMONT CENTER
                            ATLANTA, GEORGIA 30305

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 28, 1998

                               ----------------

                              GENERAL INFORMATION

  The Board of Directors (the "Board") of Security Capital Atlantic Incorporated ("ATLANTIC") is soliciting the accompanying proxy for use at the 1998 annual meeting of shareholders to be held on Thursday, May 28, 1998 and at any and all adjournments or postponements thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of ATLANTIC, by delivering to the Secretary of ATLANTIC a duly executed proxy bearing a later date or by attending and voting in person at the meeting. The designated proxy holders will vote shares of ATLANTIC's common stock, par value $0.01 per share ("Common Shares"), represented by a proxy which is received and not revoked. If the shareholder specifies a choice with respect to any matter to be acted on and for which a ballot is provided in the proxy, the Common Shares will be voted in accordance with his or her specifications. If the shareholder signs and returns a proxy without specifying choices, the Common Shares will be voted in accordance with the recommendations of the Board.

  This Proxy Statement and the accompanying proxy card are expected to first be mailed to shareholders on or about April 27, 1998.

  If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Assistant Secretary, Security Capital Atlantic Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

  The cost of soliciting proxies will be borne by ATLANTIC. In addition to solicitation by mail, and without additional compensation for those services, proxies may be solicited personally, or by telephone or telegraph, by officers or employees of ATLANTIC. ATLANTIC will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and ATLANTIC will, upon request of those record holders, reimburse forwarding charges and expenses.

                     SHARES OUTSTANDING AND VOTE REQUIRED

  At the close of business on April 16, 1998, approximately 47,752,052 Common Shares were outstanding. Each whole Common Share outstanding on April 16, 1998, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, is entitled to one vote, and each fractional Common Share is entitled to its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

  Assuming the existence of a quorum, the affirmative vote of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting is required to elect the nominees for Director. Representatives of ATLANTIC's transfer agent will assist ATLANTIC in the tabulation of the votes. Abstentions and broker non-votes are counted as Common Shares represented at the meeting for purposes of determining a quorum. An abstention has the effect of a vote "withheld" with respect to the election of Directors.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of April 16, 1998, the beneficial ownership of Common Shares for (i) each person known to ATLANTIC to have been the beneficial owner of more than five percent of the outstanding Common Shares on that date, (ii) each Director of ATLANTIC, (iii) each Named Executive Officer (as defined below) of ATLANTIC and (iv) all Directors and executive officers of ATLANTIC as a group. Unless otherwise indicated in the footnotes, all of the Common Shares are owned directly and the indicated person or entity has sole voting and dispositive power. The number and percent of Common Shares beneficially owned by a person assume that all options held by that person which are exercisable within 60 days have been exercised, but that no options held by other persons have been exercised.

                                               NUMBER OF COMMON     PERCENT OF
                                                    SHARES              ALL
           NAME OF BENEFICIAL OWNER           BENEFICIALLY OWNED   COMMON SHARES
           ------------------------           ------------------   -------------
   Security Capital Group Incorporated......      23,853,211(1)        49.9%
    125 Lincoln Avenue
    Santa Fe, NM 87501
   Manuel A. Garcia III.....................          12,000(2)           *
   Ned S. Holmes............................          59,500(2)(3)        *
   Constance B. Moore.......................         100,735              *
   James C. Potts...........................         102,186              *
   John M. Richman..........................          13,250(2)           *
   J. Lindsay Freeman.......................          44,568              *
   Bradley C. Miller........................          44,818              *
   William Kell.............................          20,055              *
   All Directors and executive officers as a
    group (9 persons).......................         397,112              *

--------
 * Less than 1%.
(1) These Common Shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital Group Incorporated ("Security Capital"), and are pledged to secure Security Capital's $700 million revolving line of credit facility with a syndicate of banks. As of April 16, 1998, there were approximately $351 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by Security Capital of Security Capital Pacific Trust ("PTR"), a publicly traded real estate investment trust ("REIT"), Security Capital Industrial Trust ("SCI"), a publicly traded REIT, Homestead Village Incorporated ("Homestead"), a publicly traded extended-stay lodging company, and Security Capital U.S. Realty, a publicly traded entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital estimates that the aggregate market value of the pledged securities exceeded $3.6 billion as of April 16, 1998. Security Capital was in compliance with all covenants under the line of credit at December 31, 1997.
(2) Includes 2,000 Common Shares each for Messrs. Garcia, Holmes and Richman which are issuable upon exercise of options granted under the Outside Directors Plan. See "Election of Directors--Outside Directors Plan."
(3) Mr. Holmes directly owns 7,000 of these Common Shares. Mr. Holmes may be deemed to beneficially own 52,500 of these Common Shares which are owned by Mr. Holmes' children and by Holmes Family Venture Ltd., a family entity with respect to which Mr. Holmes shares voting and dispositive power.

                             ELECTION OF DIRECTORS

NOMINEES

  The Common Shares represented by the accompanying proxy will be voted to elect Messrs. Garcia and Holmes as Class I Directors, unless otherwise indicated on the proxy. Messrs. Garcia and Holmes, if elected, will serve as Directors until the annual meeting of shareholders in the year 2001. Should Mr. Garcia or Mr. Holmes become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. Directors are elected to serve until the annual meeting of shareholders held in the third year following the year of their election. The Board recommends that shareholders vote FOR the election of the nominees for Director.

        DIRECTOR         AGE                  BUSINESS EXPERIENCE                  TERM EXPIRES
        --------         ---                  -------------------                  ------------
Manuel A. Garcia III....  54 Director of ATLANTIC since December 1995 and a            2001
                             Director of Homestead since April 1997; Chief
                             Executive Officer of Davgar Restaurants, Inc. since
                             May 1969, where he is the owner/operator of ten
                             Burger King Restaurants in central Florida, five
                             Pebbles Restaurants, Harvey's Bistro and Manuel's on
                             the 28th Restaurant in Orlando, Florida; Director of
                             The Foundation for Orange County Public Schools and
                             National Director of Cities in Schools. Mr. Garcia
                             is also on the Board of Directors of the National
                             Conference of Christians and Jews and is an Honorary
                             Director of the Boys' Clubs and Boy Scouts of
                             Central Florida. In addition, Mr. Garcia was a
                             member of former President Bush's Drug Advisory
                             Council.
Ned S. Holmes...........  53 Director of ATLANTIC since May 1994; President and        2001
                             Chief Executive Officer of Laing Properties, Inc.
                             since May 1990; Chairman and President of Parkway
                             Investment/Texas Inc., a Houston-based real estate
                             investment and development company which specializes
                             in residential (apartment and townhouse), commercial
                             (office and warehouse) and subdivision projects,
                             since April 1984. Mr. Holmes also serves as a
                             Director of Commercial Bancshares, Inc. and Heritage
                             Bank, both based in Houston, Texas. Mr. Holmes is
                             Chairman of the Port Commission of the Port of
                             Houston Authority, is a Director of the Institute of
                             International Education and the Houston
                             International Protocol Alliance and is Vice Chairman
                             of the Greater Houston Partnership.

CONTINUING DIRECTORS

  The following persons will continue to hold positions as Directors as discussed below:

  CONSTANCE B. MOORE--42--Co-Chairman, Chief Operating Officer and Director of ATLANTIC since January 1996, where she has overall responsibility for operations; from January 1996 to September 1997, held comparable responsibilities with ATLANTIC's former REIT manager; from May 1994 to December 1995, Managing Director of PTR and Director and Managing Director of PTR's former REIT manager; Senior Vice President of Security Capital from March 1993 to April 1994; Director of the National Multi Housing Council. Ms. Moore's term as Director expires in 1999.

  JAMES C. POTTS--51--Co-Chairman and Chief Investment Officer of ATLANTIC since January 1996 and Director of ATLANTIC since October 1993, where he has overall responsibility for investments; Chairman of ATLANTIC from May 1994 to December 1995; from October 1993 to September 1997, held comparable responsibilities with ATLANTIC's former REIT manager; from December 1992 to April 1994, Managing

Director of PTR's former REIT manager, where he supervised the asset management of all of PTR's multifamily communities and oversaw the relationship of PTR's REIT manager with SCG Realty Services Incorporated, which provided onsite management for these communities. Mr. Potts' term as Director expires in 2000.

  JOHN M. RICHMAN--70--Director of ATLANTIC since September 1996; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1990. Mr. Richman is a member of the American, Illinois and New York Bar Associations. He was Chairman and Chief Executive Officer of Kraft, Inc. from 1979 to 1989, prior to which he was Senior Vice President--Administration and General Counsel of that company. He is a Director of BankAmerica Corporation and Bank of America National Trust and Savings Association, USX Corporation, Evanston Northwestern Healthcare and Stream International Inc. He is a Trustee of the Chicago Symphony Orchestra, Northwestern University and The Johnson Foundation. Mr. Richman is a retired Director of the R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997. In addition, Mr. Richman is a Director of The Chicago Council on Foreign Relations and Lyric Opera of Chicago and a member of The Business Council, The Commercial Club of Chicago and the Economic Club of Chicago. Mr. Richman's term as Director expires in 1999.

  Security Capital has the right to nominate up to three Directors, depending on its level of ownership of Common Shares. See "Certain Relationships and Transactions--Security Capital Investor Agreement." Ms. Moore and Mr. Potts are deemed to be the nominees of Security Capital. ATLANTIC's charter requires that a majority of the Directors be independent Directors.

MEETINGS AND COMMITTEES

  The Board held seven meetings during 1997, including two telephonic meetings. The Board has established an Audit Committee consisting of Messrs. Garcia and Holmes. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of ATLANTIC's internal accounting controls. During 1997, the Audit Committee held one meeting.

  The Board has established an Investment Committee consisting of Messrs. Holmes and Potts. The Investment Committee is responsible for reviewing and approving all asset acquisitions and other investment decisions between meetings of the full Board. Any decisions made by the Investment Committee are reported to the full Board at its next quarterly meeting. The Investment Committee receives recommendations from ATLANTIC's management investment committee. During 1997, the Investment Committee held 13 telephonic meetings.

  In January 1997, the Board established a Compensation Committee consisting of Messrs. Garcia, Holmes and Richman, with Mr. Potts and Ms. Moore serving as non-voting members, which reviews and approves ATLANTIC's compensation arrangements and plans. During 1997, the Compensation Committee held three meetings. ATLANTIC has no standing nominating committee. During 1997, each Director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she served.

DIRECTOR COMPENSATION

  ATLANTIC pays an annual retainer of $14,000 to Directors who are not officers or employees of ATLANTIC. These fees are paid to Directors in cash (quarterly on each meeting date). Those Directors also receive $1,000 for each meeting attended (other than telephonic meetings), which is also paid in cash. Non-employee chairpersons of Board committees (other than the Investment Committee) receive an additional annual retainer of $1,000 payable in cash and non-employee members of the Investment Committee receive an additional annual retainer of $4,000 payable in cash. Officers of ATLANTIC who are Directors are not paid any Director fees.

  In addition, pursuant to the Outside Directors Plan, each Director who is not an employee or officer of ATLANTIC or Security Capital or any of its affiliates (the "Outside Directors") is entitled to receive, on the date of each annual meeting of shareholders, an option to purchase 1,000 Common Shares at a price per share equal to the closing price of one Common Share on the New York Stock Exchange (the "NYSE") on that date. See "--Outside Directors Plan."

  Directors are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings. Ms. Moore and Mr. Potts are not separately compensated for serving as Directors.

OUTSIDE DIRECTORS PLAN

  On March 12, 1996, the Board approved the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors (the "Outside Directors Plan"). The purpose of the Outside Directors Plan is to enable the Outside Directors of ATLANTIC to increase their ownership of ATLANTIC and thereby increase the alignment of their interests with those of ATLANTIC's other shareholders.

  To achieve the foregoing objective, the Outside Directors Plan provides for grants of options to purchase Common Shares. The Secretary of ATLANTIC (the "Administrator") administers the Outside Directors Plan with a view to ATLANTIC's best interests and the Outside Directors Plan's objectives. The Administrator has authority to adopt administrative guidelines, rules and regulations relating to the Outside Directors Plan and to make all determinations necessary or advisable for the implementation and administration of the Outside Directors Plan.

  The number of Common Shares reserved for issuance upon exercise of options granted under the Outside Directors Plan is 100,000. Common Shares which are forfeited will again become available for awards under the Outside Directors Plan.

  In the event of changes in the outstanding Common Shares by reason of any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares or the payment of a dividend in Common Shares, or any other increase or decrease in the number of Common Shares, or merger or consolidation, or recapitalization, reorganization, spinoff, exchange or other distribution or other similar event, the Administrator will make appropriate adjustments to the aggregate number of Common Shares available under the Outside Directors Plan and the type and number of Common Shares subject to options under the Outside Directors Plan and the terms of those options (including the exercise price thereof).

  On the date of each annual meeting of shareholders of ATLANTIC through and including 2006, each Outside Director serving on that date (after the election of Directors in the meeting) will be granted an option to purchase 1,000 Common Shares at an exercise price equal to the closing price of the Common Shares on the NYSE on that date. Options for 1,000 Common Shares were awarded under the Outside Directors Plan to each of Messrs. Garcia, Holmes and Richman in 1997.

  Each option will be immediately exercisable, but must be exercised before the earliest of the following events to occur: the date which is three months after the date on which the option holder's position as a Director terminates, the date which is twelve months after the date the Director becomes disabled or dies or the date which is five years after the date the option is granted.

  If fifty percent or more of the outstanding Common Shares are acquired in a cash tender offer or exchange offer, each option holder will have the right to exercise his or her option in full or surrender his or her outstanding option in exchange for a cash payment from ATLANTIC in an amount equal to the excess of the offer price or value over the option price. If ATLANTIC dissolves, each option holder will have the right to exercise his or her option in full before the date of the dissolution.

  The Outside Directors Plan may be amended or terminated at any time by the Board. The provisions relating to the amount, price and timing of grants under the Outside Directors Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder, unless the amendment would not affect the exemption provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                            EXECUTIVE COMPENSATION

  The following table presents the compensation for 1997 and 1996 of each of the Co-Chairmen and the three other most highly compensated executive officers of ATLANTIC (the "Named Executive Officers"). Each Named Executive Officer was an employee of Security Capital (Atlantic) Incorporated, ATLANTIC's former REIT manager (the "REIT Manager"), which was a wholly owned subsidiary of Security Capital, and was compensated by Security Capital during 1996 and from January 1, 1997 through the closing of the merger transaction described below (the "1997 Merger") on September 9, 1997. See "Certain Relationships and Transactions--The 1997 Merger Transaction".

                           ANNUAL COMPENSATION          LONG-TERM COMPENSATION AWARDS
                         -------------------------- --------------------------------------
                                                                             SHARES OF
                                                                          SECURITY CAPITAL
                                                                 COMMON       CLASS A
                                                    RESTRICTED   SHARES     COMMON STOCK
   NAME AND PRINCIPAL                                 STOCK    UNDERLYING    UNDERLYING       ALL OTHER
        POSITION         YEAR    SALARY($) BONUS($) AWARDS($)  OPTIONS(#)  OPTIONS(#)(1)   COMPENSATION($)
   ------------------    ----    --------- -------- ---------- ---------- ---------------- ---------------
Constance B. Moore...... 1997     230,000  260,000      (2)     191,642         406               --
 Co-Chairman and Chief   1996     190,000  185,000      --           --         571               --
 Operating Officer
James C. Potts.......... 1997     230,000  260,000      (2)     191,642         406               --
 Co-Chairman and Chief   1996     186,000  199,000      --           --         571               --
 Investment Officer
J. Lindsay Freeman...... 1997     195,000  115,000      (2)      96,957         197               --
 Managing Director       1996     160,446  100,000      --           --         395               --
Bradley C. Miller....... 1997     185,000  120,000      (2)      96,957         197               --
 Managing Director       1996(3)   99,205   50,000      --           --         621               --
William Kell............ 1997     137,500   45,000      (2)      44,455         109               --
 Senior Vice President
  and                    1996     125,000   28,000      --           --         219               --
 Controller

--------
(1) These options to acquire shares of Security Capital's Class A common stock, par value $.01 per share (the "Class A Common Stock") were awarded by Security Capital under Security Capital's 1995 Option Plan. At the time of the award of these options, each of the Named Executive Officers was an employee of the REIT Manager.
(2) Under the share purchase program of the 1997 Long-Term Incentive Plan (the "Incentive Plan"), the Named Executive Officers purchased Common Shares as follows in 1997: Ms. Moore, 89,136 Common Shares; Mr. Potts, 89,136 Common Shares; Mr. Freeman, 44,568 Common Shares; Mr. Miller, 44,568 Common Shares; and Mr. Kell, 20,055 Common Shares. All of these purchases were at the price and upon the other terms, conditions and restrictions described under "--Long-Term Incentive Plan--Share Purchase Program."
(3) Mr. Miller joined ATLANTIC on June 1, 1996 and the compensation information reflects the portion of the year he was an officer of ATLANTIC.

LONG-TERM INCENTIVE PLAN

 General

  In 1997, the Board adopted, and the shareholders approved, the Incentive Plan, which authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. No more than 3,000,000 Common Shares in the aggregate may be awarded under the Incentive Plan and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. The Compensation Committee administers the Incentive Plan. Subject to the terms of the Incentive Plan, the Compensation Committee determines which employees will be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to those awards. Non-employee Directors are not eligible to participate in the Incentive Plan. All employees of ATLANTIC or any of its subsidiaries are eligible to participate in the Incentive Plan.

  Options awarded under the Incentive Plan may be either incentive share options or non-qualified share options. Options become exercisable and expire in accordance with the terms established by the Compensation Committee. Common Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or will expire. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

  The Incentive Plan provides that the Compensation Committee may award participants performance stock, subject to achievement of performance objectives. The number of Common Shares and the performance measures and periods will be established by the Compensation Committee at the time the award is made, provided that any performance period will be at least one year.

 Non-Qualified Options

  Concurrently with the consummation of the 1997 Merger transaction, the Named Executive Officers and other officers and employees of ATLANTIC were granted options to purchase a total of 93,822 Common Shares at an exercise price of $22.4375 per share, the average of the high and low sales prices of the Common Shares on September 8, 1997, the date the Incentive Plan was approved by shareholders. Also, on December 4, 1997, an employee was granted options to purchase 2,366 Common Shares at an exercise price of $21.125 per share, the closing price of the Common Shares on that date. The participants have no rights as shareholders with respect to the Common Shares subject to their options until the option is exercised. ATLANTIC ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant.

 Share Purchase Program

  Concurrently with the consummation of the 1997 Merger transaction, ATLANTIC permitted the Named Executive Officers and other officers and employees to purchase a total of 591,346 Common Shares at a price of $22.4375 per share, the average of the high and low sales prices of the Common Shares on September 8, 1997, the date the Incentive Plan was approved by shareholders, and on September 18, 1997, ATLANTIC permitted two employees to purchase a total of 674 Common Shares at a price of $22.25 per share, the closing price of the Common Shares on such date, in each case with two matching options for each Common Share purchased. Each matching option has an exercise price equal to the purchase price per share of the corresponding Common Shares. No dividend equivalent units were issued with respect to those matching options. The Common Share purchases provide for a one-year restricted period during which the participants may not, while employed, sell the Common Shares. If a participant leaves the employment of ATLANTIC prior to the end of the restricted period, ATLANTIC has the right to repurchase the Common Shares at their fair market value at the time the participant's employment is terminated. At the end of the restricted period, the participant will own the Common Shares without further restriction. However, if the participant sells the Common Shares after the end of the restricted period, the participant's matching options may be adversely affected. ATLANTIC made loans for up to 95% of the purchase price available to participants, as described under "--Loans to Executive Officers." Each loan is full recourse to the participant and is secured by the purchased Common Shares.

 Option Grants in 1997

  The following table sets forth certain information with respect to individual grants of options during 1997 to each of the Named Executive Officers.

                                       COMMON SHARES
                 ---------------------------------------------------------
                               INDIVIDUAL GRANTS
                 ---------------------------------------------
                               PERCENT OF
                                 TOTAL
                  SECURITIES    OPTIONS   EXERCISE
                  UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                    OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
      NAME       GRANTED(#)(1)  IN 1997   ($/SHARE)    DATE    VALUE($)(2)
      ----       ------------- ---------- --------- ---------- -----------
Constance B.
 Moore..........    191,642       15.2%    22.4375    9/8/07     340,624
James C. Potts..    191,642       15.2%    22.4375    9/8/07     340,624
J. Lindsay
 Freeman........     96,957        7.7%    22.4375    9/8/07     172,331
Bradley C.
 Miller.........     96,957        7.7%    22.4375    9/8/07     172,331
William Kell....     44,455        3.5%    22.4375    9/8/07      79,014
                      SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                 ---------------------------------------------------------
                               INDIVIDUAL GRANTS
                 ---------------------------------------------
                               PERCENT OF
                                 TOTAL
                  SECURITIES    OPTIONS   EXERCISE
                  UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                    OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
      NAME       GRANTED(#)(3)  IN 1997   ($/SHARE)    DATE    VALUE($)(4)
      ----       ------------- ---------- --------- ---------- -----------
Constance B.
 Moore..........      406         0.77%   1,600.00   12/4/07     252,851
James C. Potts..      406         0.77%   1,600.00   12/4/07     252,851
J. Lindsay
 Freeman........      197         0.37%   1,600.00   12/4/07     122,536
Bradley C.
 Miller.........      197         0.37%   1,600.00   12/4/07     122,536
William Kell....      109         0.21%   1,600.00   12/4/07      68,075

-------
(1) The options vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of the grant. As described under "--General," the following number of these options granted to the Named Executive Officers in 1997 have dividend equivalent units: Ms. Moore, 13,370 options; Mr. Potts, 13,370 options; Mr. Freeman, 7,821 options; Mr. Miller, 7,821 options; and Mr. Kell, 4,345 options. The remaining options granted to the Named Executive Officers in 1997 were matching options granted pursuant to the Share Purchase Program and do not have matching dividend equivalent units, as described under "--Share Purchase Program."
(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: a weighted-average expected option life of 9.66 years; a risk-free interest rate of 6.35%; an expected dividend yield of 7.99%; and expected volatility of 17.55%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.
(3) The options vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant.
(4) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: a weighted-average expected option life of 6.75 years; a risk-free interest rate of 5.87%; no expected dividend yield; and expected volatility of 22.09%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.

 Aggregated Option Exercises in 1997 and Year-End Option Values

  The following table sets forth certain information concerning exercises of options during 1997 by each of the Named Executive Officers and the year-end value of unexercised options owned by those executive officers.

                                     COMMON SHARES                      SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                  --------------------------------------------------- ---------------------------------------------------
                    SECURITIES UNDERLYING     VALUE OF UNEXERCISED      SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                   UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS     UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                         YEAR-END(#)             AT YEAR-END($)              YEAR-END(#)             AT YEAR-END($)
                  ------------------------- ------------------------- ------------------------- -------------------------
      NAME        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----        ----------- ------------- ----------- ------------- ----------- ------------- ----------- -------------
Constance B.
 Moore...........      --        191,642         --           --         1,257        2,201      1,388,370    1,284,619
James C. Potts...      --        191,642         --           --         2,050        2,703      2,202,227    1,839,349
J. Lindsay
 Freeman.........      --         96,957         --           --           852        1,632        940,013    1,159,341
Bradley C.
 Miller..........      --         96,957         --           --            --          818             --      277,151
William Kell.....      --         44,455         --           --            98          703        104,178      396,063

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  ATLANTIC has not entered into any employment contracts with any Named Executive Officer and there are no plans or arrangements by which any of those executive officers will be compensated as a result of his or her resignation or retirement or any other termination of his employment with ATLANTIC or in connection with a change in control of ATLANTIC, except that if a "Change in Control," as that term is defined in the Incentive Plan, occurs, options to purchase Common Shares granted under the Incentive Plan will become immediately exercisable and restrictions on purchased Common Shares will lapse.

LOANS TO EXECUTIVE OFFICERS

  ATLANTIC made loans to the Named Executive Officers as follows during 1997 for the purchase price of Common Shares pursuant to the Share Purchase
Program: Ms. Moore, $1,900,000; Mr. Potts, $1,900,000; Mr. Freeman, $950,000;
Mr. Miller, $950,000; and Mr. Kell, $427,000. Each loan is full recourse to the executive officer and is secured by the purchased Common Shares. The loans bear interest at the lower of 6.0% per annum or the dividend yield of a Common Share determined based on the fair market value of a Common Share on the purchase date and have a ten-year term. The loans will become due and payable
(i) immediately upon the sale of the purchased Common Shares or ATLANTIC's termination of the executive officer's employment for cause, (ii) 180 days after ATLANTIC's termination of the executive officer's employment following a change in control, (iii) 365 days after termination of the executive officer's employment by reason of death, disability or retirement or (iv) 90 days after termination of the executive officer's employment for any other reason.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee consists entirely of non-employee directors and is responsible for acting on behalf of the Board with respect to (i) ATLANTIC's compensation practices, (ii) ATLANTIC's benefits programs, (iii) review and approval of salaries and other compensation of ATLANTIC's senior executive officers and (iv) adopting, administering and approving awards under incentive compensation and stock plans. The Compensation Committee determines the Chief Investment Officer's compensation, the Chief Operating Officer's compensation and the compensation of the Named Executive Officers and other executive officers of ATLANTIC based on the recommendations of senior management. Payment of cash compensation and option grants by ATLANTIC to its executive officers began on September 9, 1997, the date the 1997 Merger occurred. See "Certain Relationships and Transactions--The 1997 Merger Transaction." Grants of options to purchase Security Capital Class A Common Stock were made by Security Capital to the Chief Investment Officer, the Chief Operating Officer and the other Named Executive Officers while they were employed by the REIT Manager.

COMPENSATION PHILOSOPHY

  ATLANTIC's compensation program is designed to:

  . Attract, reward and retain highly qualified executives.

  . Align shareholder and employee interests.

  . Reward long-term career contributions to ATLANTIC.

  . Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.

  The Compensation Committee is committed to a compensation philosophy which rewards employees on the basis of ATLANTIC's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives.

COMPENSATION PRACTICES

  ATLANTIC's compensation practices regarding its executive officers have the following components:

  . Individual performance reviews every 12 months.

  . Base salary which is paid annually and reviewed every 24 months.

  . A target bonus which is set after review every 24 months, with an actual bonus being paid in varying percentages of the target bonus (based on individual and company performance) every 12 months.

  . Option awards at fair market value which are annual awards based on the responsibility band of the executive and an individual performance assessment.

  Executive officers of ATLANTIC who had been employed by the REIT Manager were paid by Security Capital prior to the 1997 Merger. Security Capital established base salaries and target bonuses for 1997, which remained in effect after the 1997 Merger.

 Performance Reviews

  With respect to 1997 bonus and option compensation for individual executive officers, the Compensation Committee reviewed ATLANTIC's financial performance, as well as objective factors and a subjective assessment of the executive's performance. In the case of particular individuals, circumstances unique to such individual, such as increased responsibilities or extraordinary effort, were also considered.

 Base Salary

  Security Capital set the base salary for ATLANTIC's executive officers for 1997 prior to the 1997 Merger. In the future, base salary will be established when an executive officer joins ATLANTIC and will be reviewed in December of even years. The next salary review will occur in late 1998, and will become effective in January 1999. With respect to the executive officers of ATLANTIC, the Compensation Committee will base its salary compensation decisions primarily on its overall assessment of the executive's potential contribution to ATLANTIC on both a short-term and long-term basis and competitive market perspectives for the executive officer's compensation.

 Annual Bonus

  Security Capital set the target bonus for ATLANTIC's executive officers for 1997 prior to the 1997 Merger. In the future, the Compensation Committee will establish target bonuses for each executive officer every 24 months (at the same time that base salary is established). The actual percentage of target bonus for each year is up to the discretion of the Compensation Committee. The actual amount of a bonus is based primarily on the individual's performance in the prior year. The Compensation Committee made the determination for actual bonuses paid for 1997.

 Option Awards and Share Purchase Awards

  The Compensation Committee believed it was appropriate in 1997 to make long-term incentive awards to ATLANTIC's executive officers. Option awards to purchase shares of Security Capital Class A Common Stock had been awarded annually to the officers and employees of the REIT Manager and ATLANTIC's property manager since ATLANTIC was founded and constituted a major component of senior executive compensation. In connection with the 1997 Merger, the Compensation Committee granted option awards and share purchase awards for ATLANTIC Common Shares. In arriving at the 1997 award levels, the Compensation Committee gave consideration to the executive's relative position, responsibilities and performance, the change from being employees of Security Capital to being employees of ATLANTIC, as well as option awards for Security Capital Class A Common Stock granted in 1997. After the 1997 Merger, employees of ATLANTIC will no longer receive option awards from Security Capital.

  The purpose of the awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to ATLANTIC's long-term success. Awards vest over a five-year period, with no awards vested until the end of the second anniversary of the grant. It is the intention of the Compensation Committee to continue to emphasize long-term incentives in the compensation provided to ATLANTIC's executive officers.

CHIEF INVESTMENT OFFICER AND CHIEF OPERATING OFFICER COMPENSATION

  The Compensation Committee met this year and plans to meet annually without the Chief Investment Officer or the Chief Operating Officer present to evaluate their individual performance and to determine their compensation. In considering Mr. Potts' and Ms. Moore's compensation, the Compensation Committee considers their principal responsibilities, which are to provide the overall vision and strategic direction for ATLANTIC, to attract and retain highly qualified employees and to develop and maintain key capital relationships for ATLANTIC.

  In reviewing and determining Mr. Potts' and Ms. Moore's compensation for 1997, the Compensation Committee reviewed the overall performance of ATLANTIC and their respective individual performances. During 1997, ATLANTIC had a variety of financial and operational achievements for which the Compensation Committee believed Mr. Potts and Ms. Moore were instrumental. In 1997, ATLANTIC generated funds from operations of $76.2 million, an increase of $22.4 million over 1996 (as adjusted for 1996 to give effect to the Homestead spin off). In addition, on September 9, 1997, ATLANTIC became an internally managed REIT when it acquired the operations and business of its REIT management and property management companies. Each of these developments was considered by the Compensation Committee in determining Mr. Potts' and Ms. Moore's compensation.

  Based on their individual contributions as well as ATLANTIC's performance, during 1997, Mr. Potts received a base salary of $230,000 and a bonus of $260,000 and Ms. Moore received a base salary of $230,000 and a bonus of $260,000. Of those amounts, $158,164 and $128,509, respectively, for Mr. Potts, and $158,164 and $128,509, respectively, for Ms. Moore, were paid by Security Capital. The Compensation Committee determined to award Mr. Potts and Ms. Moore options to acquire 191,642 Common Shares each and share purchase awards of 89,136 Common Shares each and to lend each of them $1,900,000 to assist in the purchase of these Common Shares. In addition, Mr. Potts and Ms. Moore each received options to purchase 406 shares of Security Capital Class A Common Stock. The long-term incentives received by Mr. Potts and Ms. Moore from ATLANTIC are in the form of share options and share purchase awards which are identical in structure to those which are offered to ATLANTIC's other officers and key employees.

  The Compensation Committee expects to conduct a complete review of ATLANTIC's compensation practices during 1998 to determine whether the compensation philosophy, general amounts and combination of base salary, target bonus and options should be materially changed.

SECTION 162(M)

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans which relate compensation to performance. Although ATLANTIC's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the Compensation Committee to exercise discretion in setting compensation. It may be appropriate in the future to recommend changes in ATLANTIC's compensation program to take account of the tax law. However, the Compensation Committee is of the opinion that it is better to retain discretion than to give it up in exchange for the tax deduction.

                                   * * * * *

  This report is submitted by the members of the Compensation Committee: Manuel
A. Garcia III, Ned S. Holmes and John M. Richman.

  The Compensation Committee Report on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent ATLANTIC specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Index for the period commencing October 15, 1996, the date on which the Common Shares began trading on the NYSE, and ended December 31, 1997. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)
             ATLANTIC COMMON SHARES, S&P COMPOSITE-500 STOCK INDEX
                           & NAREIT EQUITY REIT INDEX



                                      LOGO
                              [Graph appears here]

                                           OCTOBER 15, DECEMBER 31, DECEMBER 31,
                                              1996         1996         1997
                                           ----------- ------------ ------------
      ATLANTIC............................   $100.00     $129.07      $122.12
      S&P 500.............................    100.00      105.91       141.24
      NAREIT..............................    100.00      118.85       142.93

--------
(1) Assumes that the value of the investment in Common Shares and each index was $100.00 on October 15, 1996 and that all dividends were reinvested. For purposes of calculating total return on the Common Shares, (i) the Homestead Distribution described below in "Certain Relationships and Transactions--Homestead Transaction" was valued based on the closing prices of the securities distributed on the American Stock Exchange on November 12, 1996, the date of the distribution; and (ii) the Warrant Issuance described below in "Certain Relationships and Transactions--The 1997 Merger Transaction" was valued based on the closing price of the warrants distributed on the NYSE on September 18, 1997, the date the warrants were issued to the distribution agent.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

REIT MANAGEMENT AGREEMENT

  Prior to the 1997 Merger, ATLANTIC had a REIT management agreement pursuant to which the REIT Manager provided management services to ATLANTIC. The REIT Manager provided both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services.

  The REIT management agreement required ATLANTIC to pay an annual fee of 16% of cash flow as defined in the agreement, payable monthly. Cash flow was calculated by reference to ATLANTIC's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Directors of ATLANTIC (of which there were none) and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there were none); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage and
(iii) distributions actually paid with respect to any non-convertible preferred stock. Cash flow did not include: (i) realized gains or losses from disposition of investments, (ii) interest income from cash equivalent investments and the Homestead convertible mortgage notes, (iii) provisions for possible losses on investments, and (iv) extraordinary items.

  The REIT Manager also received a fee of 0.20% per year on the average daily balance of cash equivalent investments. The REIT Management fee aggregated $8.5 million for 1997.

PROPERTY MANAGEMENT COMPANY

  Prior to the 1997 Merger, SCG Realty Services Atlantic Incorporated ("SCG Realty Services"), an affiliate of the REIT Manager, provided property management services for certain of ATLANTIC's communities. The agreement provided for a fee to SCG Realty Services of 3.5% per annum of community revenues for communities located in Atlanta and Washington, D.C. markets and 3.75% per annum of community revenues for all other communities, paid monthly, which aggregated $3.8 million for 1997.

HOMESTEAD TRANSACTION

  In October 1996, ATLANTIC, PTR and Security Capital sold, through a series of merger transactions, all of their respective assets relating to Homestead Village(R) properties to Homestead, and ATLANTIC and PTR entered into funding commitment agreements (see "--Funding Commitment Agreement"). The Homestead transaction resulted in ATLANTIC (a) owning 4,201,220 shares of Homestead common stock, (b) owning 2,818,517 warrants to purchase one share of Homestead common stock at $10.00 per share, (c) owning up to $98.0 million in convertible mortgage notes as described below (see "--Funding Commitment Agreement"), and
(d) providing a cash payment of $16.6 million to Homestead on the closing date. ATLANTIC distributed the Homestead common stock and warrants which it received to its shareholders pro rata on November 12, 1996 (the "Homestead Distribution"). Each holder of record of a Common Share on October 29, 1996 received 0.110875 shares of Homestead common stock and warrants to purchase
0.074384 shares of Homestead common stock. The Homestead common stock trades on the NYSE under the symbol "HSD".

FUNDING COMMITMENT AGREEMENT

  Pursuant to a funding commitment agreement entered into at the closing of the Homestead transaction, ATLANTIC agreed to fund up to $111.1 million to Homestead, which amount was anticipated to be sufficient to complete the development of the Homestead Village(R) properties contributed by ATLANTIC. ATLANTIC received 2,818,517 warrants, each to purchase one share of Homestead common stock, in exchange for its entering into the funding commitment agreement, which ATLANTIC subsequently distributed pro rata to its shareholders in the Homestead Distribution. Each Homestead warrant was exercisable at $10.00 per share and expired October 27, 1997. ATLANTIC receives convertible mortgage notes in respect of fundings under the funding commitment agreement in stated amounts of up to $98.0 million. The effect of these provisions of the funding commitment agreement is that ATLANTIC funds $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. The convertible mortgage loans are recorded for financial reporting purposes at a premium of approximately $13.1 million which is being amortized and recorded as an adjustment to interest income over the ten-year term of the mortgage loans using the effective interest method. The stated amounts of the convertible mortgage notes have been adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead warrants and the convertibility of the mortgage notes) to ATLANTIC of 8.46% on a fully funded basis which is reflective of the relative rate of return anticipated to be realized on all of the properties contributed by ATLANTIC. Homestead is required to endeavor in good faith to complete the development of that property consistent with the development plans for that property. Each mortgage note issued by Homestead pursuant to the funding commitment agreement is convertible into shares of Homestead common stock on the basis of one share of Homestead common stock for every $11.50 of principal outstanding on the mortgage loan. Interest on the mortgage notes accrues at the rate of 9% per annum on the unpaid principal balance, payable every six months. The mortgage notes are scheduled to mature on October 31, 2006, and are not callable until October 27, 2001. Homestead has pledged the assets being contributed by ATLANTIC as collateral for the mortgage loans being made by ATLANTIC. At December 31, 1997, ATLANTIC had advanced $106.0 million under the funding commitment agreement and $93.5 million principal amount of mortgage notes was outstanding.

PROTECTION OF BUSINESS AGREEMENT

  ATLANTIC entered into a protection of business agreement with Homestead at the closing of the Homestead transaction which prohibits ATLANTIC and its affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The agreement does not prohibit ATLANTIC from: (i) owning securities of Homestead;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of that person; (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not that person owns, operates, develops, manages or leases extended-stay lodging properties. The agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or Security Capital;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style multifamily properties; and (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style multifamily properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties. The agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from ATLANTIC, PTR or Security Capital or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than ATLANTIC, PTR or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the protection of business agreement will terminate on October 17, 2006.

HOMESTEAD INVESTOR AGREEMENT

  ATLANTIC entered into an investor and registration rights agreement with Homestead at the closing of the Homestead transaction pursuant to which ATLANTIC is entitled to designate one person for nomination to the Homestead board of directors, and Homestead will use its best efforts to cause the election of that nominee for so long as ATLANTIC has the right to convert in excess of $20 million in principal amount of loans made pursuant to its funding commitment agreement. ATLANTIC's nominee may, but need not, include the same person(s) nominated by Security Capital pursuant to Security Capital's investor agreement with Homestead. In addition, Homestead has granted to ATLANTIC registration rights with respect to the distribution of all of the shares of Homestead common stock issuable upon conversion of the convertible mortgage notes. ATLANTIC may request three registrations pursuant to Rule 415 promulgated under the Securities Act, of all shares of Homestead common stock issued or issuable upon conversion of the convertible mortgage notes. That registration, except for the fees and disbursements of counsel to ATLANTIC, will be at the expense of Homestead.

DEVELOPMENT AGREEMENTS

  ATLANTIC is a party to several development agreements with unaffiliated third-party developer/managers, which provide that ATLANTIC will make certain earnout payments to the developer/managers either in the form of cash, Common Shares or shares of Security Capital's common stock, as determined in the sole discretion of the developer/managers. The amount of those payments will be determined on a per site basis and will be a percentage of the amount by which annualized net operating income, capitalized at a rate as provided by the agreement, exceeds the total actual project costs. ATLANTIC paid $0.8 million in February 1997 with respect to one community and $4.0 million in August 1997 with respect to four communities to one of those developer/managers. The aggregate amount of earnout payments for the two remaining communities cannot exceed $2.2 million. The developer/managers were not entitled to receive any earnout payments at December 31, 1997 on the two remaining communities.

THE 1997 MERGER TRANSACTION

  In January 1997, Security Capital made a proposal to the Board that Security Capital exchange the REIT Manager and SCG Realty Services for Common Shares, with the result that ATLANTIC would become an internally managed REIT. On March 24, 1997, Security Capital and ATLANTIC entered into a Merger and Issuance Agreement, as amended, pursuant to which Security Capital caused the REIT Manager and SCG Realty Services to be merged into a newly formed subsidiary of ATLANTIC. On September 8, 1997, ATLANTIC's shareholders voted to approve the 1997 Merger, which closed on September 9, 1997. The employees of the REIT Manager and SCG Realty Services became employees of ATLANTIC as a result of the 1997 Merger. In exchange for the transfer of those businesses, ATLANTIC issued to Security Capital 2,306,591 Common Shares valued at approximately $54.6 million. The number of Common Shares issued to Security Capital was based on the average closing price of the Common Shares over the five-day period prior to the record date for determining ATLANTIC's shareholders entitled to vote at the meeting in connection with the 1997 Merger, subject to a maximum and minimum number of Common Shares. The average closing price of the Common Shares over the five-day period prior to that record date was $23.675 per Common Share.

  In order to allow holders of Common Shares (other than Security Capital) the opportunity to maintain their relative ownership in ATLANTIC, concurrently with the proxy solicitation seeking approval of the 1997 Merger, ATLANTIC conducted a rights offering entitling holders of Common Shares (other than Security Capital) to purchase up to 2,552,770 additional Common Shares. The subscription price for Common Shares in the rights offering was $22.375 per Common Share, which was equal to 94.5% of the price at which Common Shares were issued to Security Capital in the 1997 Merger. In addition, as part of the 1997 Merger transaction, Security Capital issued warrants to purchase 1,675,940 shares of Security Capital's Class B common stock, par value $.01 per share (the "Class B Common Stock"), pro rata directly to holders of Common Shares (the "Warrant Issuance"), other than Security Capital. The Warrant Issuance was made by Security Capital in order to induce holders of Common Shares to vote in favor of the 1997 Merger transaction, to broaden Security Capital's shareholder base, to enable Security Capital to raise additional equity capital at a relatively low cost through exercises of warrants and to enable Security Capital to raise additional equity capital in the long run by preserving and enhancing its goodwill with the shareholders of ATLANTIC. The number of shares of Class B Common Stock subject to the warrants was based on the closing price of the Class B Common Stock on September 18, 1997, the date the warrants were issued to the agent for the Warrant Issuance for subsequent distribution to holders of Common Shares, other than Security Capital. The warrants will expire on September 18, 1998 and contain customary provisions to protect shareholders from dilution in certain events, including certain distributions and sales of shares of Class B Common Stock at less than market price.

SECURITY CAPITAL INVESTOR AGREEMENT

  As part of the 1997 Merger transaction, ATLANTIC and Security Capital amended and restated an investor agreement. The investor agreement provides that, without first having consulted with the nominees of Security Capital designated in writing, ATLANTIC may not seek Board approval of (i) ATLANTIC's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of ATLANTIC's business where the aggregate purchase price paid or received by ATLANTIC exceeds $25.0 million; and (iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) which reasonably contemplates annual contract payments by ATLANTIC in excess of $1.0 million. ATLANTIC is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital has the right to approve the following matters proposed by ATLANTIC: (i) the issuance or sale of any Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase Common Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares), at a price per share less than the fair market value of a Common Share on the date of that issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, ATLANTIC's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of ATLANTIC or any securities convertible into shares of ATLANTIC may be issued and any action with respect to the compensation of the senior officers of ATLANTIC (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, ATLANTIC's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of ATLANTIC pursuant to the provisions of any benefit plan approved by the shareholders of ATLANTIC, (B) the issuance or sale of shares of ATLANTIC upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the 1997 Merger or in accordance with the provisions of the investor agreement, (C) the issuance and sale of any shares of ATLANTIC pursuant to any dividend reinvestment and share purchase plan approved by the Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of ATLANTIC or securities convertible into or exercisable for shares of ATLANTIC.

  The agreement also provides that, so long as Security Capital owns at least 10% of the outstanding Common Shares, ATLANTIC may not increase the number of persons serving on the Board to more than seven. Security Capital also is entitled to designate one or more persons to be nominated for election to the Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it is entitled to nominate that number of persons as bears approximately the same ratio to the total number of members of the Board as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares, provided that Security Capital is entitled to designate no more than three persons so long as the Board consists of no more than seven members.

  As part of the investor agreement, Security Capital is permitted to make employment opportunities with Security Capital or its affiliates available to the officers and employees of ATLANTIC. Prior to commencing discussions with a senior officer of ATLANTIC about any such opportunity, Security Capital is required to give the Board 14 days' prior written notice.

  In addition, the agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital is permitted to request, at any time, registration of all of Security Capital's Common Shares pursuant to Rule 415 under the Securities Act. Security Capital is permitted to request one registration for every $100 million (based on market value) of Common Shares it owns.

ADMINISTRATIVE SERVICES AGREEMENT

  Upon consummation of the 1997 Merger transaction, ATLANTIC and Security Capital entered into an administrative services agreement, pursuant to which Security Capital provides ATLANTIC with certain administrative and other services with respect to certain aspects of ATLANTIC's business, as selected from time to time by ATLANTIC at its option. These services include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, insurance administration and legal administration. The fees payable to Security Capital are equal to Security Capital's direct cost of providing those services, plus an overhead factor of 20%. For the initial term of the agreement (September 9, 1997 through December 31, 1998), the fees payable to Security Capital will not exceed approximately $5.2 million, but may be less than that amount as any cost savings will accrue to ATLANTIC. For the period from September 9, 1997 to December 31, 1997, ATLANTIC's costs under the agreement were limited to $1.5 million and ATLANTIC actually incurred $0.7 million of costs for that period. For 1998, ATLANTIC's costs under the agreement cannot exceed $3.7 million. The agreement will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the Board.

LICENSE AGREEMENT

  ATLANTIC and Security Capital entered into a license agreement on the closing date of the 1997 Merger pursuant to which Security Capital granted ATLANTIC a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital". The term of the license is for a period of 15 years, subject to ATLANTIC's right to extend the license for up to two additional five-year periods.

PROTECTION OF BUSINESS AGREEMENT

  ATLANTIC and Security Capital entered into a protection of business agreement on the closing date of the 1997 Merger, which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those previously provided by the REIT Manager and SCG Realty Services to any entity which owns or operates multifamily properties. The agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of ATLANTIC or PTR. The agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of ATLANTIC and (ii) the percentage of outstanding voting securities of ATLANTIC owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the Board. Subject to earlier termination pursuant to the preceding sentence, the agreement will terminate on September 9, 2000, the third anniversary of the closing date of the 1997 Merger.

PROPOSED MERGER OF ATLANTIC AND PTR

  ATLANTIC and PTR recently announced that they have agreed to merge. The combined company will operate under the name Archstone Communities Trust. The merger is expected to be completed in August 1998, subject to the approval of the shareholders of both companies and certain other conditions. For each ATLANTIC Common Share held, a shareholder will receive one PTR common share. ATLANTIC's preferred shareholders will receive comparable preferred shares of PTR as a result of the merger. In addition, PTR will assume ATLANTIC's debt (approximately $547 million at March 31, 1998). The transaction has been structured as a tax-free merger and will be accounted for as a purchase. Subject to certain terms and conditions, Security Capital has agreed to vote its ATLANTIC Common Shares and PTR common shares in favor of the merger.

OTHER TRANSACTIONS WITH AFFILIATES

  On March 31, 1995, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore, then a Managing Director of PTR and PTR's REIT manager. Under the terms of that promissory note, Security Capital lent Ms. Moore $245,625, which amount is due on the earlier of January 4, 2005 or 120 days after Ms. Moore is no longer an officer of PTR or any affiliate thereof. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of 90 days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each July 4 and January 4. The proceeds of that promissory note were used by Ms. Moore to purchase common shares of PTR.

  On May 10, 1996, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore. Under the terms of that promissory note, Security Capital lent Ms. Moore $250,000, which amount is due on the earlier of January 5, 2006 or 120 days after Ms. Moore is no longer an officer of ATLANTIC. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each July 5 and January 5. The proceeds of that promissory note were used by Ms. Moore to purchase Common Shares of ATLANTIC.

  On May 17, 1996, Security Capital entered into an unsecured, full recourse promissory note with Mr. Potts. Under the terms of that promissory note, Security Capital lent Mr. Potts $180,000, which amount is due on the earlier of January 5, 2006 or 120 days after Mr. Potts is no longer an officer of ATLANTIC. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each July 5 and January 5. The proceeds of that promissory note were used by Mr. Potts to purchase Common Shares of ATLANTIC.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires ATLANTIC's Directors, officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission and to send copies of those reports to ATLANTIC. Based solely on a review of those reports and amendments thereto furnished to ATLANTIC and on written representations of certain of those persons that they were not required to file certain of those reports, ATLANTIC believes that no such person failed to file any such report on a timely basis during 1997.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Ernst & Young LLP, certified public accountants, who have served as auditors for ATLANTIC since inception, to serve again as the auditors of ATLANTIC's books and records for the coming year. A representative of Ernst & Young LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

  ATLANTIC's 1997 Annual Report, which includes financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder of ATLANTIC intended to be presented at the 1999 annual meeting of shareholders must be received by ATLANTIC at its principal executive offices not later than December 28, 1998, for inclusion in ATLANTIC's proxy statement and form of proxy relating to that meeting.

  In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by ATLANTIC's bylaws. ATLANTIC's bylaws require that all shareholders who intend to make proposals at an annual shareholders' meeting submit their proposals to ATLANTIC during the period 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1999 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by ATLANTIC between February 27 and March 29, 1999.

                                 OTHER MATTERS

  ATLANTIC is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                                          Jeffrey A. Klopf
                                          Secretary

April 27, 1998

                                  DETACH HERE

                                     PROXY

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                            THE BOARD OF DIRECTORS

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1998

     The undersigned hereby appoints each of Constance B. Moore, James C. Potts and Jeffrey A. Klopf, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Security Capital Atlantic Incorporated to be held on May 28, 1998, and at any and all adjournments or postponements thereof, and to vote at such meeting the shares of common stock which the undersigned would be entitled to vote if present at such meeting, in accordance with the instructions indicated on the reverse side of this card; if no instructions are indicated, the shares represented by this proxy will be voted for the election of the listed nominees for Director and, at the direction of the proxies named above, on any other matter which may properly come before the meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.

     You are encouraged to specify your choices by marking the appropriate boxes -- SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

          (Continued and to be signed and dated on the reverse side.)

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                        ANNUAL MEETING OF SHAREHOLDERS

                               ADMISSION TICKET

                            Thursday, May 28, 1998
                           10:00 a.m. (Eastern time)
                           Renaissance Waverly Hotel
                             2450 Galleria Parkway
                            Atlanta, Georgia 30339

                  Please present this ticket for admittance.

                                  DETACH HERE

[X]  Please mark votes as in this example.

1. The election of the following persons as Class I       2. To vote on any other matters which may properly be
Directors:                                                presented at the meeting according to their best
                                                          judgment and in their discretion.

Manuel A. Garcia, III and Ned S. Holmes
     FOR                         WITHHOLD
    BOTH                        FROM BOTH
  NOMINEES                       NOMINEES
    [_]                             [_]

FOR BOTH Nominees except as noted below
[_]_________________________________________
                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE
[Insert Recordholder Information]                         AT LEFT  [_]

                                                          Please sign, date and return this proxy card promptly
                                                          using the enclosed postage-paid envelope whether or
                                                          not you plan to attend the meeting.

                                                          Please sign exactly as name(s) appears to the left. If
                                                          shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or
                                                          guardian or as officer of a corporation or other entity,
                                                          please give full title and capacity in which you are
                                                          signing.

Signature:_____________________ Date:___________ Signature:_____________________ Date:__________